Exhibit 4.1
SUBORDINATED NOTE CERTIFICATE

PINNACLE BANK
Fixed-to-Floating Rate Subordinated Notes Due 2025
THE INDEBTEDNESS EVIDENCED BY THIS SUBORDINATED NOTE IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENT AGENCY OR FUND.
THE INDEBTEDNESS EVIDENCED BY THIS SUBORDINATED NOTE IS SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE OBLIGATIONS OF PINNACLE BANK (THE "BANK") TO ITS GENERAL AND SECURED CREDITORS (TO THE EXTENT OF SUCH SECURITY), TO DEPOSITS AND LIABILITIES OF THE BANK (OTHER THAN EXISTING SUBORDINATED DEBT) AND IS UNSECURED AND INELIGIBLE AS COLLATERAL FOR A LOAN BY THE BANK OR ANY OF ITS SUBSIDIARIES.
EACH SUBORDINATED NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $1,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF A SUBORDINATED NOTE IN A DENOMINATION OF LESS THAN $1,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER AND MAY BE DISREGARDED BY THE BANK OR ANY OF ITS AGENTS. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF SUCH SUBORDINATED NOTE FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON SUCH SUBORDINATED NOTE, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN SUCH SUBORDINATED NOTE.
THIS IS A GLOBAL NOTE WITHIN THE MEANING OF SECTION 2 OF THE ISSUING AND PAYING AGENCY AGREEMENT.
UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE BANK OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATED NOTE ISSUED IN EXCHANGE FOR THIS NOTE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) PURSUANT TO AND IN ACCORDANCE WITH THE ISSUING AND PAYING AGENCY AGREEMENT, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS AND WAS OFFERED PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(A)(2) OF THE SECURITIES ACT. THE BANK HAS NOT ENTERED INTO AN INDENTURE IN CONNECTION WITH THE ISSUANCE OF THIS SECURITY. EACH PURCHASER OF A BENEFICIAL INTEREST IN THIS SECURITY, IN MAKING ITS PURCHASE, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED TO THE BANK THAT IT IS AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT OF 1933 (AN "INSTITUTIONAL ACCREDITED INVESTOR"), THAT IT IS PURCHASING SUCH INTEREST FOR ITS OWN ACCOUNT OR THE ACCOUNT OF ANOTHER INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR AND THAT FOLLOWING SUCH PURCHASE IT OR SUCH OTHER INSTITUTIONAL ACCREDITED INVESTOR HOLDING A BENEFICIAL INTEREST IN THIS SECURITY WILL HOLD A BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $100,000 OR AN INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF AT ALL TIMES.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, (1) THE BANK SHALL NOT PAY ANY INTEREST ON THIS NOTE WHILE IT REMAINS IN DEFAULT IN THE PAYMENT OF ANY ASSESSMENT TO THE FDIC IF PAYMENT OF SUCH INTEREST WOULD THEN BE PROHIBITED BY 12 U.S.C. SECTION 1828(B) (OR ANY SUCCESSOR STATUTE), AND (2) IF THE BANK BECOMES A CRITICALLY UNDERCAPITALIZED DEPOSITORY INSTITUTION, THE BANK SHALL NOT MAKE ANY PAYMENTS OF PRINCIPAL OR INTEREST ON THIS NOTE IF THE BANK WOULD THEN BE PROHIBITED FROM MAKING ANY SUCH PAYMENTS BY 12 U.S.C. SECTION 1831O (OR ANY SUCCESSOR STATUTE), PROVIDED, IN EACH CASE, (A) INTEREST SHALL CONTINUE TO ACCRUE ON THIS NOTE, AND (B) THE BANK SHALL NOT BE RELIEVED FROM MAKING SUCH PAYMENTS OF PRINCIPAL OR INTEREST ON THIS NOTE WHEN PERMITTED BY APPLICABLE LAW.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, FOR SO LONG AS THE BANK IS AN INSURED, STATE NONMEMBER BANK, RETIREMENT, REDEMPTION OR PREPAYMENT OF THIS NOTE IS SUBJECT TO THE PROVISIONS OF SECTION 18(I)(1) OF THE FEDERAL DEPOSIT INSURANCE ACT, 12 U.S.C. SECTION 18(I)(1), REQUIRING THAT NO SUCH BANK SHALL REDUCE THE AMOUNT OR RETIRE ANY PART OF ITS COMMON OR PREFERRED CAPITAL STOCK, OR RETIRE ANY PART OF ITS CAPITAL NOTES OR DEBENTURES WITHOUT THE PRIOR WRITTEN CONSENT OF THE FDIC. THE FDIC HAS NOT GIVEN ANY CONSENT TO RETIREMENT, REDEMPTION OR PREPAYMENT OF THIS NOTE, AND ANY RETIREMENT, REDEMPTION OR PREPAYMENT OF ALL OR PART OF THE PRINCIPAL AMOUNT OF THIS NOTE, INCLUDING THE PAYMENT BY THE BANK OF THE PRINCIPAL AMOUNT OF THIS NOTE WHEN DUE AND PAYABLE AT THE MATURITY HEREOF, WHETHER BY VOLUNTARY OR INVOLUNTARY PAYMENT OR BY ANY OTHER PAYMENT, UPON ACCELERATION OF THE MATURITY OF THIS NOTE IN ACCORDANCE WITH SECTION 6 HEREOF, OR OTHERWISE, INCLUDING BY MEANS OF BANKER'S LIEN, SETOFF, OFFSET OR SIMILAR LEGAL OR EQUITABLE RIGHTS, BY APPLICATION OF ANY PROPERTY OR OTHER ASSETS OF THE BANK TO THE PAYMENT, REALIZATION UPON, PURCHASE, OR OTHER ACQUISITION OF THIS NOTE, OR IN ANY OTHER WAY, IS SUBJECT TO THE SPECIFIC PRIOR WRITTEN CONSENT OF THE FDIC. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH HOLDER OF THIS NOTE WHICH IS A DEPOSITORY INSTITUTION (REGARDLESS OF WHERE CHARTERED AND WHETHER OR NOT INSURED BY THE FDIC) EXPRESSLY WAIVES ANY RIGHT OF BANKER'S LIEN, SETOFF, OFFSET, OR SIMILAR LEGAL OR EQUITABLE RIGHT, WHICH SAID HOLDER MAY OTHERWISE HAVE UNDER ANY APPLICABLE PROVISIONS OF STATUTORY OR COMMON LAWS.

Registered No. 2	Principal Amount:	$70,000,000

	CUSIP:	72345HAA3

PINNACLE BANK
Fixed-to-Floating Rate Subordinated Notes Due 2025

1.            Payment.
(a)            PINNACLE BANK, a Tennessee-chartered commercial bank (the "Issuer"), for value received, hereby promises to pay to Cede & Co., or registered assigns, as nominee of DTC, the principal sum of Seventy Million Dollars (U.S.) ($70,000,000) on July 30, 2025 (the "Maturity Date") and to pay interest thereon (i) at the rate of 4.875% per year (computed on the basis of a 360-day year of twelve 30-day months) from and including January 30, 2016 to but excluding July 30, 2020 or any early redemption date (the "Fixed Rate Interest Period"), payable during the Fixed Rate Interest Period semi-annually in arrears, on January 30 and July 30 of each year (each, a "Fixed Interest Payment Date"), and (ii) at the rate per annum equal to the three-month LIBOR rate plus 312.8 basis points (3.128%) (computed on the basis of a 360-day year based on the number of days actually elapsed) from and including July 30, 2020 to the Maturity Date or any early redemption date (the "Floating Rate Interest Period"), payable quarterly in arrears on each January 30, April 30, July 30 and October 30 (each, a "Floating Interest Payment Date" and together with each Fixed Interest Payment Date, the "Interest Payment Dates"). The first Interest Payment Date shall be July 30, 2016.
(b)            If any Interest Payment Date or the Maturity Date or early redemption date is not a Business Day, then the payment will be made on the next succeeding Business Day and no interest will accrue as a result of such postponement.  A "Business Day" means any day other than a Saturday, Sunday, federal holiday or day on which banks in the State of New York are authorized or obligated by law or executive order to close.

(c)            For purposes hereof:

(i)            "Determination Date" with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

(ii)            "Interest Period" means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date.

(iii)            "LIBOR" with respect to an Interest Period, will be the ICE Benchmark Administration London Interbank Offered Rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on the appropriate page of the Reuters Screen as of 11:00 a.m., London time, on the Determination Date.  If such screen does not include such a rate or is unavailable on a Determination Date, the Issuing and Paying Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Issuing and Paying Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date.  If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, the Issuing and Paying Agent will request each of three major banks in New York City, as selected by the Issuing and Paying Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date.  If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates.  If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

(iv)            "London Banking Day" is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

(v)             "Representative Amount" means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

2.            Subordinated Notes, Noteholders.  This Subordinated Note is a duly authorized issue of notes of the Issuer designated as Fixed-to-Floating Rate Subordinated Notes Due 2025 (herein called the "Subordinated Notes" or the "Notes") issued under the Issuing and Paying Agency Agreement, dated as of July 30, 2015 (the "Issuing and Paying Agency Agreement"), by and between the Issuer and U.S. Bank National Association, as Issuing and Paying Agent (herein called the "Issuing and Paying Agent," which term includes any successor issuing and paying agent under the Issuing and Paying Agency Agreement) and reference is hereby made to the Issuing and Paying Agency Agreement for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer and the Issuing and Paying Agent and of the terms upon which the Subordinated Notes are, and are to be, authenticated and delivered.  The holder in whose name any Subordinated Notes are registered on the Security Register (as defined herein) is referred to as a "Noteholder," and such holders collectively are referred to as the "Noteholders."
3.            Optional Redemption.  The Issuer may, at its option, beginning with the Interest Payment Date of July 30, 2020 and on any scheduled Interest Payment Date thereafter (or at any time on or after the 30th day prior to the Maturity Date), redeem the Subordinated Notes in whole or in part at a redemption price equal to 100% of the principal amount of the redeemed Subordinated Notes, plus accrued and unpaid interest to the date of the redemption. The option of redemption pursuant to this paragraph is subject to the approval of the Federal Deposit Insurance Corporation (the "FDIC").
The Issuer will notify Noteholders of the Subordinated Notes to be redeemed at least 30 but not more than 60 days before the scheduled redemption (which notice may be conditional).  If the Issuer is redeeming less than all the Subordinated Notes, the Issuing and Paying Agent under the Issuing and Paying Agency Agreement must select the Subordinated Notes to be redeemed by lot or by such other method as the Issuing and Paying Agent deems fair and appropriate, subject to the rules and procedures of DTC.

Additionally, any time the Subordinated Notes remain outstanding, the Subordinated Notes are redeemable by the Issuer in whole, but not in part, on not fewer than 30 nor greater than 60 days' prior notice, subject to the FDIC's prior approval, to the extent then required, upon the occurrence of any of the following:

(i)            a "tax event," which means the receipt by the Issuer of an opinion of independent tax counsel to the effect that (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of the Issuer's federal income tax returns or positions or a similar audit of any of the Issuer's, or its parent corporation's, subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the date of the issuance of the Notes, resulting in more than an insubstantial risk that the interest payable on the Notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by the Issuer, in whole or in part, for U.S. federal income tax purposes;

(ii)            a "capital event," which means the Issuer makes a reasonable determination (as evidenced by an officers' certificate delivered to the Issuing and Paying Agent) that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any rules or regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Issuer or its parent corporation, or (b) any official or administrative pronouncement or action or judicial decision interpreting or applying such laws, rules or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after the date of original issuance of the Subordinated Notes, it is reasonably likely that the Subordinated Notes will not be entitled to treatment as Tier 2 capital, the Subordinated Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if the Issuer is subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve Board of Governors or the FDIC (or any successor regulatory authority with jurisdiction over bank holding companies or their bank subsidiaries), as then in effect and applicable to the Issuer; or

(iii)            an "investment company event," which means the Issuer becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

In the event of any such redemption, the redemption price shall be 100% of the aggregate principal amount of the Subordinated Notes being redeemed (plus accrued and unpaid interest through the early redemption date).

On and after any early redemption date, interest will cease to accrue on the Subordinated Notes called for redemption. On or prior to any early redemption date, the Issuer is required to deposit with the Issuing and Paying Agent money sufficient to pay the redemption price of and accrued interest on the Subordinated Notes to be redeemed on such date.

4.            Subordination.  The indebtedness of the Issuer evidenced by the Subordinated Notes, including the principal and interest on this Note, shall be subordinate and junior in right of payment to the prior payment in full of all existing and future Senior Indebtedness (as defined below) of the Issuer. The Noteholder of this Note hereby acknowledges and agrees that such subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness.  Upon any payment or distribution of assets to creditors in case of the Issuer's liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency, or similar proceedings, all holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due to such holders pursuant to the terms of such Senior Indebtedness before the Noteholders will be entitled to receive any payment of principal or interest on their Subordinated Notes.  In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Noteholders, together with the holders of any obligations of the Issuer ranking equally in right of payment with the Subordinated Notes, shall be entitled to be paid from the remaining assets of the Issuer, the unpaid principal thereof, and the unpaid interest thereon, before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Issuer that by its terms expressly ranks subordinate or junior to the Subordinated Notes.  In addition, no payment on account of principal or interest on the Subordinated Notes will be made by the Issuer if, at the time of such payment or immediately after giving effect thereto, there shall have occurred an event of default with respect to any of the Issuer's Senior Indebtedness, permitting the holders thereof (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, or an event that, with the giving of notice or the passage of time or both, would constitute such an event of default, and such event of default shall not have been cured or waived.
"Senior Indebtedness" means the principal of (and premium, if any) and interest, if any, on:
(a)            all of the Issuer's obligations for money borrowed (including deposits);
(b)            indebtedness of the Issuer evidenced by bonds, debentures, securities, notes or similar instruments;
(c)            obligations of the Issuer similar to those in Subsection 4(b) above arising from off-balance sheet guarantees and direct credit substitutes;
(d)            all obligations, contingent or otherwise, of the Issuer with respect to letters of credit, bankers' acceptances, security purchase facilities or similar facilities;
(e)            obligations of the Issuer issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);
(f)            capital lease obligations of the Issuer;
(g)            obligations of the Issuer associated with derivative products including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments;
(h)            a deferred obligation of, or any such obligation, directly or indirectly guaranteed by, the Issuer which obligation is incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith; and
(i)            debt of others described in the preceding clauses that the Issuer has guaranteed or for which the Issuer is otherwise liable or that is secured by a lien on any property or asset of the Issuer, unless, in any case in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is expressly provided that such indebtedness or obligation is not superior in right of payment to the Subordinated Notes or to other debt that is pari passu with or subordinate to the Subordinated Notes.
Each Noteholder by accepting a Note authorizes and directs the Issuing and Paying Agent on its behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Noteholders and the holders of Senior Indebtedness of the Issuer as provided in this Section 4 and appoints the Issuing and Paying Agent as attorney-in-fact for any and all such purposes.
Nothing herein shall impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note in accordance with its terms. Nothing herein shall act to prohibit, limit or impede the Issuer from issuing additional debt of the Issuer having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes.
Each Noteholder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Issuer, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.
Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Issuer may, at any time and from time to time, without the consent of or notice to the Issuing and Paying Agent or the Noteholders, without incurring responsibility to the Issuing and Paying Agent or the Noteholders and without impairing or releasing the subordination provided in this Section 4 or the obligations hereunder of the Noteholders to the holders of the Senior Indebtedness of the Issuer, do any one or more of the following:  (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness of the Issuer, or otherwise amend or supplement in any manner Senior Indebtedness of the Issuer, or any instrument evidencing the same or any agreement under which Senior Indebtedness of the Issuer is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness of the Issuer; (iii) release any Person liable in any manner for the payment or collection of Senior Indebtedness of the Issuer; and (iv) exercise or refrain from exercising any rights against the Issuer and any other Person.
5.            Consolidation, Merger and Sale of Assets.  The Issuer shall not consolidate with or merge into another person or entity, or convey or transfer its properties and assets substantially as an entirety to any person or entity, unless:
(a)            the person or entity formed by such consolidation or into which the Issuer is merged or the person or entity which acquires by conveyance or transfer the properties and assets of the Issuer substantially as an entirety is a corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes, by a supplemental agreement, the due and punctual payment of the principal of and any interest on the Subordinated Notes according to their terms, and the due and punctual performance and observance of all covenants and conditions to be performed by the Issuer contained in this Note and the Issuing and Paying Agency Agreement; and
(b)            immediately after giving effect to such transaction, no Event of Default (as defined herein), and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.
Upon any such consolidation or merger, or conveyance or transfer, the successor entity or person formed, or into which the Issuer is merged or to which such conveyance or transfer is made, shall succeed to, and be substituted for, the Issuer under the Issuing and Paying Agency Agreement, and the Issuer shall be released from all of its obligations pursuant thereto.

6.            Events of Default; Acceleration.  If any of the following events shall occur and be continuing (each an "Event of Default"):
(a)            the Issuer shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any bankruptcy, liquidation, insolvency or similar proceeding with respect to the Issuer; or

(b)            a court or other governmental agency or body having jurisdiction shall enter a decree or order for the appointment of a receiver, liquidator, trustee or other similar official in any bankruptcy, receivership, liquidation, insolvency or similar proceeding with respect to the Issuer and such decree or order shall have remained in force for 30 days; then, and in each such case, unless the principal of this Note already shall have become due and payable, the holders of 100% of the outstanding principal amount of the Subordinated Notes, by notice in writing to the Issuer, may declare the principal amount of this Note to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable.
7.            Failure to Make Payment.  In the event of failure by the Issuer to make any required payment of principal or interest on this Note (and, in the case of payment of interest, such failure to pay shall have continued for 30 calendar days), the Noteholders may (if such principal or interest remains unpaid following delivery by such Noteholders of notice to the Issuer) institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer and collect the amounts adjudged or decreed to be payable in the manner provided by law.
8.            Payment Procedures.  Payment of the principal and interest payable on the Maturity Date will be made by wire transfer in immediately available funds to a bank account in the United States designated by the Noteholder, upon presentation and surrender of this Note at the office of the Issuing and Paying Agent or at such other place or places as the Issuer shall designate by notice to the Noteholders, provided that this Note is presented to the Issuing and Paying Agent in time for the Issuing and Paying Agent to make such payments in such funds in accordance with its normal procedures.  Payments of interest (other than interest payable on the Maturity Date or upon early redemption) shall be made by wire transfer in immediately available funds or check mailed to the person entitled thereto, as such person's address appears on the Security Register maintained by the Issuing and Paying Agent as of the applicable Regular Record Date or to such other address in the United States as any Noteholder shall designate to the Issuing and Paying Agent in writing not later than the relevant Regular Record Date.  Interest payable on any Interest Payment Date shall be payable to the holder in whose name this Note is registered at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding the applicable Interest Payment Date (such date being referred to herein as the "Regular Record Date"), except that interest not punctually paid may be paid to the Noteholder in whose name this Note is registered at the close of business on a Special Record Date fixed by the Issuer (a "Special Record Date"), notice of which shall be given to the holder not less than 15 calendar days prior to such Special Record Date.  (The Regular Record Date and Special Record Date are referred to herein collectively as the "Record Dates").  To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Note, on any amount of principal of or interest on this Note not paid when due.  All payments on this Note shall be applied first to accrued interest and then the balance, if any, to principal.
9.            Form of Payment, Maintenance of Payment Office.  Payments of principal of and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  Until the date on which all of the Subordinated Notes shall have been surrendered or delivered to the Issuer or the Issuing and Paying Agent for cancellation or destruction, or become due and payable and a sum sufficient to pay the principal of and interest on all of the Subordinated Notes shall have been either paid or reserved for payment by the Issuer as provided herein, the Issuer shall at all times maintain an office or agency in the State of New York where Subordinated Notes may be presented or surrendered for payment. Any money that the Issuer pays to the Issuing and Paying Agent for the purpose of making payments on this Note and that remains unclaimed two years after the payments were due will, at the Issuer's request, be returned to it. After that time, the Noteholder of this Note can only look to the Issuer for payment on this Note.

10.            Registration of Transfer, Security Register.  Except as otherwise provided herein, this Note is transferable in whole and not in part, and may be exchanged for a like aggregate principal amount of Subordinated Notes of other authorized denominations, by the Noteholder in person, or by his attorney duly authorized in writing, at the office of the Issuing and Paying Agent.  The Issuing and Paying Agent shall maintain a register providing for the registration of ownership of the Subordinated Notes and any exchange or transfer thereof (the "Security Register").  Upon presentation of this Note for exchange or registration of transfer, the Issuer shall execute, authenticate and deliver in exchange therefor a Note or Notes of like tenor and terms, each in a denomination of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 and, in the absence of an opinion of counsel satisfactory to the Issuer to the contrary, bearing the restrictive legends set forth on the face of this Note and that is or are registered in such name or names requested by the Noteholder.  Any Note presented for registration of transfer or for exchange shall be duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Issuer, and shall be accompanied by such evidence of due authorization and guarantee of signature as may reasonably be required by the Issuer in form satisfactory to the Issuer, duly executed by the Noteholder or his attorney duly authorized in writing, with such tax identification number or other information for each person in whose name a Note is to be issued, and accompanied by evidence of compliance with any restrictive legends appearing on such Note or Notes as the Issuer may reasonably request to comply with applicable law.  No exchange or registration of transfer of this Note shall be made on or after the fifteenth day immediately preceding the Maturity Date.  This Note is subject to the restrictions on transfer set forth herein.  The Note may not be sold or otherwise transferred except in compliance with said agreement.
11.            Charges and Transfer Taxes.  No service charge (other than any cost of delivery) shall be imposed for any exchange or registration of transfer of this Note, but the Issuing and Paying Agent or the Issuer may require payment from the Noteholder of this Note of a sum sufficient to cover any stamp or other tax or governmental charge payable in connection therewith (other than exchanges pursuant to the Issuing and Paying Agency Agreement not involving any transfer) or presentation of evidence that such tax or charge has been paid.
12.            Ownership.  Prior to due presentment of this Note for registration of transfer, the Issuer may deem and treat the Noteholder as the absolute owner of this Note for the purpose of receiving payment of principal of and premium, if any, and interest on this Note and for all other purposes whatsoever.
13.            Notices.  All notices to the Issuer under this Note shall be in writing and addressed to the Issuer at Pinnacle Bank, 150 Third Avenue South, Suite 900, Nashville, TN 37201 Attention: Chief Financial Officer, or to such other address as the Issuer may provide by notice to the Noteholder.  All notices to the Noteholders shall be in writing and sent by first-class mail to each Noteholder at his or its address as set forth in the Security Register.  For so long as the Notes are represented by Global Notes, any notices to Noteholders will be delivered to DTC as the sole Noteholder in accordance with its applicable policies as in effect from time to time.

14.            Denominations.  The Subordinated Notes are issuable only as registered Notes without interest coupons in denominations of $1,000 or any amount in excess thereof which is a whole multiple of $1,000.

15.            Modification and Amendment.

(a)            Without the consent of any Noteholders, the Issuer and the Issuing and Paying Agent may enter into one or more modifications of the Issuing and Paying Agency Agreement or the Subordinated Notes, in form reasonably satisfactory to the Issuing and Paying Agent, to (i) evidence the succession of another entity to the Issuer and the assumption by any such successor of the obligations of the Issuer contained in the Issuing and Paying Agency Agreement and in the Subordinated Notes, (ii) change or eliminate any of the provisions of the Issuing and Paying Agency Agreement, provided that any such change or elimination shall become effective only when there is no outstanding Subordinated Note created prior to the execution of such amendment or modification which is entitled to the benefit of such provisions, (iii) establish other forms or terms of the Subordinated Notes as permitted in the Issuing and Paying Agency Agreement, (iv) evidence and provide for the acceptance of appointment under the Issuing and Paying Agency Agreement by a successor Issuing and Paying Agent, (v) cure any ambiguity, correct or supplement any provisions in the Issuing and Paying Agency Agreement or in this Note which may be inconsistent with any other provisions herein or in the Issuing and Paying Agency Agreement, or make any other provisions with respect to matters or questions arising herein or in the Issuing and Paying Agency Agreement; provided that such action shall not adversely affect the interests of any Noteholder in any material respect as determined in good faith by the board of directors of the Issuer, (vi) modify the restrictions on and procedures for resales and other transfers of the Subordinated Notes to reflect any change in applicable law or regulation (or the interpretation thereof) or in practices relating to the resale or other transfer of restricted securities generally, or (vii) modify, eliminate or add to the provisions of the Issuing and Paying Agency Agreement to such extent as shall be necessary to qualify the Issuing and Paying Agency Agreement (including any supplemental agreement thereto) under the Trust Indenture Act of 1939, as amended, or under such similar statute hereafter enacted.
(b)            With the consent of the Noteholders of a majority in aggregate principal amount of the outstanding Subordinated Notes affected thereby, the Issuer and the Issuing and Paying Agent may enter into one or more agreements supplemental to the Issuing and Paying Agency Agreement for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Issuing and Paying Agency Agreement or of modifying in any manner the rights of the Noteholders under the Issuing and Paying Agency Agreement; provided, however, that no such supplemental agreement shall, without the consent of each Noteholder affected thereby: (i) change the stated maturity date of the principal (or any installment of principal) of any Note, (ii) change any Interest Payment Date on which interest on any Note is to be paid, (iii) reduce the principal amount of any Note, (iv) reduce the rate of interest on any Note, (v) change the manner of calculation of interest on any Note, (vi) change any of the redemption provisions of any Note, (vii) change any place of payment for any Note, (viii) change the currency in which the principal of, or premium, if any, or interest on, any Note is payable, (ix) impair the right to institute suit for the enforcement of any required payment in respect of any Note on or after the stated maturity thereof, or (x) reduce the percentage of the aggregate principal amount of the outstanding Notes, the consent of whose Noteholders is required for the modification and amendment of the Issuing and Paying Agency Agreement and the Subordinated Notes.

16.            Absolute and Unconditional Obligation of the Issuer.  No provisions of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.
17.            Waiver and Consent.  (a) Any consent or waiver given by the Noteholder shall be conclusive and binding upon such Noteholder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
(b)            No delay or omission of the Noteholder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.
(c)            Any insured depository institution which shall be a Noteholder or which otherwise shall have any beneficial ownership interest in any Note shall, by its acceptance of such Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.

18.            Further Issues.  The Issuer may, from time to time, without the consent of any of the Noteholders, create and issue additional notes having the same terms and conditions of the Subordinated Notes in all respects (except for the issue date, issue price and initial Interest Payment Date) so that such additional notes would form a single series with the Subordinated Notes and rank equally and ratably with the Subordinated Notes or would form a new series.  No additional Subordinated Notes may be issued if any Event of Default has occurred and is continuing with respect to the Subordinated Notes.
19.            Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York.
20.            Satisfaction and Discharge.  The Issuing and Paying Agency Agreement and this Note will cease to be of further effect when:
(a)            either (A) all Notes heretofore authenticated and delivered (other than (i) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in the Issuing and Paying Agency Agreement and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in the Issuing and Paying Agency Agreement) have been delivered to the Issuer for cancellation; or (B) all Notes not theretofore delivered to the Issuer for cancellation (i) have become due and payable, or (ii) will become due and payable at their stated maturity within one year, or (iii) are to be called for redemption within one year in accordance with the terms of the Issuing and Paying Agency Agreement and the Notes and, in the case of (B) (i), (ii) or (iii) above, the Issuer has irrevocably paid to the Noteholders funds in an amount in the currency in which the Notes are payable, sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Issuer for cancellation, for principal (and premium, if any) and interest with respect thereto, to the date of such payment (in the case of Notes that have become due and payable) or the stated maturity or redemption date, as the case may be;
(b)            the Issuer has paid or caused to be paid all or other sums payable under the Issuing and Paying Agency Agreement and the Notes; and
(c)            the Issuer has delivered to each Noteholder an officer's certificate stating that all conditions precedent described above relating to the satisfaction and discharge of the Issuing and Paying Agency Agreement and the Notes have been complied with.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and attested.
 PINNACLE BANK

By: /s/ M. Terry Turner
Name:	M. Terry Turner
Title:	President and Chief Executive Officer

ATTEST:

/s/ Hugh M. Queener
Name: Hugh M. Queener
Title:   Executive Vice President, Chief Administrative
Officer and Secretary

Dated: March 10, 2016

[Note Signature Page]

CERTIFICATE OF AUTHENTICATION This is one of the Notes referred to in the within-mentioned Issuing and Paying Agency Agreement
U.S. BANK NATIONAL ASSOCIATION as Issuing and Paying Agent By /s/ David W. Doucette Authorized Signature